Exhibit 3.2

State of Delaware Secretary of State Division of-Corporations Delivered 04:24 PM 01/10/2013 FILED 04:22 PM 01/10/2013 SRV 130036341 - 5272976 FILE

CERTIFICATE OF FORMATION of STARSTREAM ENTERTAINMENT, LLC

This Certificate of Formation of Starstream Entertainment, LLC has been duly executed and is being filed by the undersigned authorized person for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, (6 Del. C. §§18-101, et .seq.)

1.          Name. The name of the limited liability company formed hereby (the "Company") is Starstream Entertainment, LLC.

2.          Registered Office. The address of the registered office of the Company in the State of Delaware is c/o Delaware Corporate Services Inc., 901 Market St., Suite 705, Wilmington, County of New Castle, Delaware 19801.

3.          Registered Agent. The name and address of the registered agent for service of process on the Company in the State of Delaware are Delaware Corporate Services Inc., 901 N. Market St., Suite 705, Wilmington, County of New Castle, Delaware 19801.

IN WITNESS WHEREOF, the undersigned authorized person has caused this Certificate of Formation to be duly executed as of the 10th day of January 2013.

Delaware Corporate Services Inc.
Authorized Person

By:	/s/ Lynn K. Woerner
Lynn K. Woerner Secretary